EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          DOBSON COMMUNICATIONS PLANS PRIVATE OFFERING OF
            APPROXIMATELY $250 MILLION IN SENIOR NOTES

OKLAHOMA CITY, June 9, 2000 - Dobson Communications Corporation (Nasdaq: DCEL) announced today that it plans to effect a private offering under Rule 144A of $250 million in senior notes due 2010. Net proceeds from the offering will be used to pay down existing bank debt and for general corporate purposes.

     The unsecured notes will rank pari passu in right of payment with any of Dobson's existing and future senior indebtedness and will be senior to all existing and future subordinated debt.

     The senior notes to be offered will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or any applicable exemption from registration.